Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of MediaBay, Inc. on Form S-3, of our report dated February 14, 2000, appearing in the Annual Report on Form 10-KSB/A of MediaBay, Inc. (formerly Audio Book Club, Inc.) for the year ended December 31, 1999 and of our report on the financial statements of The Columbia House Audiobook Club, a division of The Columbia House Company, dated March 18, 1999, for the year ended December 18, 1998, appearing in Form 8-K/A, dated April 23, 1999.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Parsippany, New Jersey
November 6, 2000